                                                                 Exhibit 10.144



                                   AGREEMENT


         THIS AGREEMENT made as of the 1st day of July, 1995 by and among MEM COMPANY, INC., a New York corporation, with offices in New Jersey and a mailing address at P.O. Box 928, Northvale, New Jersey 07647 (interchangeably "LICENSOR" or "MEM"), and FILO AMERICA, INC. (interchangeably "LICENSEE" or "FILO"), a California corporation with offices at 10850 Wilshire Boulevard, Suite 550, Los Angeles, California 90024,


                                  WITNESSETH:


         WHEREAS, MEM is the owner of the trademark "ENGLISH LEATHER" and the design frequently accompanying it for numerous products of interest to men in International Class 3; and

         WHEREAS, Filo is capable of manufacturing or causing to be manufactured manual shaving tools and accessories for the reusable and disposable markets; and

         WHEREAS, MEM is willing to license its trademarks to Filo for use on and in connection with the sale of shaving equipment as well as other related items; and

         WHEREAS, Filo desires to obtain the use of the "ENGLISH LEATHER" trademark to enable it to offer products with increased potential to capture a share of the valuable shaving equipment market;


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         NOW, THEREFORE, in consideration of the covenants of each of the parties hereto to each other party the receipt and sufficiency of which are hereby acknowledged, MEM and Filo agree as follows:

         1.       DEFINITIONS

         (a) The term "AFFILIATED BUSINESS ORGANIZATIONS", "AFFILIATED COMPANY" or "AFFILIATES" will mean any person, corporation, or other legal entity that directly or indirectly, through one or more intermediaries, controls or is controlled by or is under common control with the company named.

         (b) The terms "CLAIM" or "CLAIMS" will comprehend any means employed by anyone, whether in or out of court, to obtain legal (e.g. monetary) or equitable (e.g. injunctive) relief from Licensor.

         (c) The term "CONTRACT QUARTER" will mean any of the successive three
(3) month periods next following and including the first Contract Quarter which will begin on January 1, 1996 and end on March 31, 1996.

         (d) The term "CONTRACT YEAR" will mean each successive yearlong period this agreement is in force with the exception of the 1st contract year, which begins on the Effective Date and ends on December 31, 1996 (e.g. the fourth Contract Year would be the period January 1, 1999 - December 31, 1999).

         (e) The term "CONTROL" (including the terms "CONTROLLING", "CONTROLLED BY" and "UNDER COMMON CONTROL WITH"), as used herein will mean possessing, directly or indirectly, the


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power to direct or cause the direction of the management and policies of any person, firm or corporation, whether through ownership of voting securities, by contract or otherwise.

         (f) The term "COSTS" will mean any money expended by Licensor on account of a Claim, whether for damages, reasonable legal fees, litigation expenses or otherwise.

         (g) The term "DUE DATE" will mean the last business day of the month next following any Calendar Quarter.

         (h) The "EFFECTIVE DATE" is the date the last party executes this agreement.

         (i) The term "LICENSE" will mean the exclusive and non-transferable license to use the Trademarks to manufacture, advertise, promote, sell and distribute the Products within the Territory.

         (j) The term "NET SALES" will mean the amount of money charged and billed by Licensee to Unrelated Customers purchasing the Products ("STANDARD CHARGES") after deducting (i) actual trade discounts (unless deducted before calculating Standard Charges), (ii) returns, (iii) taxes (shown on Licensee's invoices and payable by purchasers), and (iv) transportation and postage charges (to the extent prepaid by the Licensee and billed on its invoices as a separate item). It is understood, however, that the following items may not be deducted from Standard Charges in calculating Net Sales: (aa) cash discounts, (bb) advertising allowances, or (cc) promotional allowances.

         (k) The term "PRODUCTS" will mean the Products on Schedule A annexed hereto and made a part hereof.



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         (l) The term "TERRITORY" will mean the United States of America, and the countries specified on Schedule B. Upon written notice, incorporating a lead time for actual deliveries of not less than 60 days, and absent MEM's written objection within 10 business days of its receipt of such notice, Filo may add countries to Schedule B.

         (m) The terms "TRADEMARK" or "TRADEMARKS" will mean the registered trademark "ENGLISH LEATHER", and the registered design frequently accompanying its trademark in the countries in the Territory as more fully set forth on Schedule C, annexed hereto and made a part hereof.

         (n) The term "UNRELATED CUSTOMERS" means all customers purchasing the Products which are not Affiliated Business Organizations.

         2. REPRESENTATION BY LICENSEE

         (a) Filo represents to the Licensor that its present financial structure and present facilities are such that they are now, and, absent some unforeseeable circumstance, will be throughout the term of this agreement, in a favorable position to manufacture, distribute, advertise and sell the Products within the Territory under the license hereinafter granted with respect to the Trademarks.

         (b) Filo represents to Licensor that no Affiliated Business Organization of it is a competitor of Licensor.

         (c) Filo represents that it will not sell or sponsor the sale of a line of toiletries and cosmetics in the Territory which is competitive with any line of MEM's.



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         3. GRANT OF LICENSE TO USE OF THE TRADEMARK

         (a) Licensor hereby grants to Licensee during the term of this agreement, and subject to its terms and conditions as hereinafter set forth, the License.

         (b) Licensee's policy (in using the Trademarks) of sale, distribution and use will not reflect adversely upon Licensor's Trademarks. For example, Licensee will only sell to organizations having established outlets so as to exclude sales to flea markets and sidewalk vendors. Licensee will provide, on an annual basis, to Licensor, a customer list of those organizations purchasing or otherwise receiving Products from Licensee with the net volume shown for each customer. This customer list will be held by Licensor under the same terms and conditions of confidentiality as set forth in paragraph 7(b)(v) of this agreement.

         (c) If the Products are not brought to market within the Territory within twelve months of the Effective Date, the Licensor may terminate the License by sending written notice to the Licensee, effective upon receipt.

         (d) Prior to any use by the Licensee of the Trademarks it must submit to the Licensor for its approval, each different designs, materials, packages, labels, promotional materials and advertising by means of which it intends to market, sell or distribute any and all Products on which the Trademarks appear. Upon receipt, Licensor will review same. If Licensor makes no written comments containing reasonable objections within 10 business days of such receipt, then Licensee may deem all such submitted material approved. Licensee will amend to the satisfaction of Licensor or discard any such materials which are not approved by Licensor.


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         (e) In conjunction with each and every use of the Trademarks, Licensee will cause to appear adjacent to it, appropriate statutory notice of registration or application for registration ((R) or TM as the case may be). Licensee will also cause to appear on or within all advertising, promotional display, or other printed material bearing the Trademarks, the following or a notice to the same effect: "ENGLISH LEATHER" is a registered trademark of MEM Company, Inc., Northvale, New Jersey, and is being used under a license from MEM Company, Inc.

         (f) Licensee will indemnify and hold Licensor harmless from any Costs and will defend Licensor against any Claims in accordance with the provisions of
Section 11 of this agreement.

         4. INITIAL OBLIGATIONS OF LICENSEE

         (a) Licensee is an independent contractor and will, at its own expense, adapt such of its facilities, purchase such raw materials, hire such personnel, arrange for such transportation and delivery, as are necessary to commence the manufacture and sale of the Products. Licensee will at its sole expense, comply with all Federal, State and local laws and regulations relating to the manufacture and sale of the Products, including, but not limited to, all labeling requirements.

         (b) Licensee will maintain, at its sole expense, products liability insurance covering both Licensor, Licensee, and its agent, Fashion Licensing of America, Inc., for bodily injury and property damage liability in at least the Combined Single Limit of U.S. $1,000,000.00. Such insurance will cover the Products throughout the Territory during the period of the License. Licensee will deliver to Licensor, promptly after execution of this agreement, a certificate issued by a nationally reputable insurance company evidencing such coverage and providing that such insurance may not be canceled,



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except on thirty (30) days written notice to Licensor and Licensee. If Licensee fails to maintain such insurance, Licensor may obtain it and charge the cost thereof to Licensee or may treat such failure as a breach of a material provision of this agreement.

         5. INSPECTION

         (a) Licensee will permit Licensor, by representatives designated by Licensor, to inspect the design and manufacture of the Products manufactured by Licensee for sale by it under the Trademarks. All such inspections will be during normal business hours and upon reasonable notice. At all times, Licensee will comply with the reasonable quality control procedures furnished or approved, from time to time, in writing by Licensor.

         (b) Licensee will submit to Licensor three (3) specimens of each of the Products prior to its first being offered for sale. In order not to unnecessarily protract the time between manufacture and delivery, it is understood that such specimens may be submitted by Filo to MEM at an early stage in the operation of this agreement. By sending such specimens, Filo warrants that each manufacturing run of Products will substantially conform to these specimens. As proof thereof, Filo will send specimens of each new manufacturing batch to MEM as the Products are being shipped. Should MEM object to the quality of any such specimen, Filo will correct the error as follows: (i) prior to manufacture if MEM objects to the initial specimens, or (ii) in the next succeeding manufacturing batch, if MEM objects to later submitted specimens. In its review, Licensor will indicate its approval or disapproval of each item with comments. If the Licensor fails to comment within 10 business days


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of receipt of a specimen, the Product represented by the specimen will be deemed to have been approved. In addition, the Licensor may, from time to time, request samples of the Products.

         6. TITLE TO THE TRADEMARKS

         (a) Licensee recognizes Licensor's title to the Trademarks and the good will associated with them and their importance to Licensor, and will not at any time do or suffer to be done any act or thing which will in any way impair the rights of Licensor in and to the Trademarks. It is understood that Licensee will not acquire nor will it claim title to the Trademarks by virtue of the license granted to Licensee herein, or Licensee's use of the Trademarks.

         (b) In the event any infringement of the rights of Licensor to any of the Trademarks in the Territory comes to the notice of Licensee during the term of this agreement, Licensee will promptly notify Licensor, in writing, and will join with Licensor, upon Licensor's written request and at Licensor's expense in taking such steps, if any, as Licensor deems advisable to protect its rights. Licensee will take no action independent of Licensor without the express written consent of Licensor.

         (c) During the term of this agreement, the Licensor will maintain the registration of the existing Trademarks in the Territory, in full force and effect, free and clear of any and all cancellation petitions, interferences or objections. It is understood that MEM may have to extend the reach of the Trademarks to one or more international classes in some or all of the countries in the Territory. To the extent required, MEM will move expeditiously to file the applications necessary to effect these changes and will prosecute them diligently until they are accepted or rejected for



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registration in each country. In the unlikely event of any such rejection, MEM and Filo will decide together whether to continue to ship to the country rejecting MEM's application. MEM's obligation to obtain new registrations is limited to the word mark "ENGLISH LEATHER" and does not extend to any design not already incorporated into an existing registration in any country in the Territory.

         7. ROYALTIES

         (a) Payment.

         (i) Licensee will pay to Licensor a royalty of four (4%) percent for the first $3,000,000 of Net Sales and a royalty of five (5%) percent of all Net Sales in excess of this sum in any Contract Year.

         (ii) Irrespective of sales, Filo will pay MEM minimum guaranteed royalties each year (the "MGR") in accordance with the following schedule:

                  1st Contract Year        $ 20,000
                  2nd Contract Year          40,000
                  3rd Contract Year          80,000
                  4th Contract Year         120,000
                  5th Contract Year         200,000
                  6th Contract Year         240,000
      Each Succeeding Contract Year         270,000

It is understood that the MGR for the 1st Contract Year will be paid $10,000 upon the execution of this agreement and $2,500 on the first business day of each of the next successive four Contract Quarters.


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         (iii) Products will be deemed to have been sold on the earliest of the following dates: (A) when invoiced, (B) when delivered, shipped or mailed or (C) when payment has been received.

         (b)      Accounting.

         (i) Licensee will maintain itemized, complete and accurate books of account with respect to all Products sold under this agreement.

         (ii) Licensee will render to Licensor an accounting, certified by a financial officer of Licensee, specifying exactly how royalties were computed including how Net Sales were calculated (i.e. by enumerating all deductions used). This accounting must be rendered on or before each Due Date.

         (iii) On or before each Due Date, Licensee will pay Licensor all royalties owed from sales during the previous Contract Quarter.

         (iv) In the event Licensee fails to make any payment due on a Due Date, Licensor will give Licensee written notice. Upon receipt of such notice, Licensee will have five (5) business days to pay. Thereafter, Licensor may charge Licensee interest on the unpaid amount at the annual rate of two (2%) percent above the prime rate reported by the Wall Street Journal on that Due Date.

         (v) Licensor may review or may designate, at its expense, a certified public accountant to review the accounts of Licensee, for a period of not more than four (4) Contract Quarters immediately preceding the date of review to determine whether proper accounting and



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payments have been made. Any such review will take place upon reasonable notice to Licensee and within regular business hours. Acceptance or receipt of payment by Licensor will not preclude it from questioning the correctness of any statement or royalty payment. Any review of Licensee's accounts will be made under the strictest confidentiality. No material obtained by Licensor or its designated auditor may be used or disclosed for purposes other than enforcing compliance with the terms of this agreement without the prior written consent of Licensee, unless ordered to do so by a court or other tribunal having jurisdiction over Licensor, in which case Licensor will give reasonable notice to Licensee. If the audit reveals an underpayment, Licensee will immediately remit payment to Licensor.

         8. Promotional Activities

         Licensee will use its best efforts to fully promote the sale of the Products in the Territory, and maintain the high standards of Licensor as to advertising and all other promotional material. No advertising or promotional material may be used by Licensee until it has been submitted to and approved by Licensor, in writing, in advance, except cooperative advertisements. All advertising and promotional costs are to be borne by Licensee. Licensor's approval will not be unreasonably withheld and, if no objection is raised by Licensor within ten (10) business days of receipt of the material, Licensor will be deemed to have approved them. In addition, Licensee will expend at least two (2%) percent of Net Sales each Contract Year for general advertising and promotion of the Products including cooperative advertisements.



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         9. TERM

         Unless sooner terminated as hereinafter provided, this agreement will commence as of the Effective Date and run for successive two-year periods thereafter, unless sooner terminated at the end of one of these terms in accordance with Section 10 hereof. The first such term will expire on December 31, 1997.

         10. TERMINATION

         (a) Either Licensor or Licensee may terminate this agreement, if it gives written notice to the other party to the effect that that party has committed a breach of a material provision of this agreement and the party receiving said notice fails to cure that breach within thirty (30) days of such receipt.

         (b) Either Licensor or Licensee may terminate this agreement without cause if it gives the other party written notice at least sixty (60) days prior to the expiration of any successive two-year term.

         (c) Licensor may terminate this agreement by giving written notice to Licensee effective on receipt, for damage to the commercial impression of the Trademarks, if Licensee (i) becomes insolvent, (ii) files a petition in bankruptcy or insolvency, (iii) files any petition or answer seeking reorganization of Licensee's business under any law relating to insolvency or bankruptcy, (iv) makes an assignment for the benefit of creditors, or (v) fails within thirty (30) days to secure the dismissal of any receiver, trustee or liquidator appointed for any of its property.


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         (d) Licensor may terminate this agreement by giving written notice to
Licensee effective on receipt (i) if Licensee fails, within 30 days of its accrual, to pay any monies owed to Licensor pursuant to this agreement, (ii) if any competitor of Licensor becomes an Affiliate of Licensee, or (iii) if Licensee fails to bring the Products to market as required by Subparagraph 3(c).

         (e) If Licensee becomes Controlled by any persons or other legal entities other than those controlling them or either of them as of the Effective Date (individually or collectively the "New Owner"), the entity experiencing the change will notify MEM within ten (10) business days, identifying the new Controlling person or persons and providing verifiable information as to the New Owner's financial standing. If within a similar period, MEM does not approve of the New Owner, which approval will not be unreasonably withheld, this agreement will terminate automatically at the end of such period.

         (f) Upon termination of this agreement, Licensee will immediately and completely discontinue use of the Trademarks, provided, however, that Licensee may sell existing stock if it complies with subparagraph (g) of this paragraph.

         (g) For a period not to exceed 180 days immediately following termination of this agreement, Licensee may sell any completed Products it had in stock on the date of termination. It is understood that Licensee will pay Licensor all royalties due from such sales within thirty (30) days of receipt of notice from Filo that it has made its last shipment of Products. Within 10 business days after the end of this 180-day period, an officer of the Licensee will deliver to the Licensor a certification that


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all Products in the possession or under the control of the Licensee have been destroyed or given to charity.

         (h) Termination for any reason will not prejudice the rights of either party to collect monies owed it by the other party hereunder or to prosecute claims for damages against the other party.

         11. Indemnification

         (a) Licensee will indemnify Licensor and hold it harmless from any Costs and will defend Licensor against any Claims arising out of or in connection with Licensee's performance under the License, including but not limited to the manufacture, use, marketing, sale and distribution of the Products attributable to alleged defects in the Products, and for copyright infringement, patent infringement or unfair competition caused by or arising out of the manufacture or sale of the Products.

         (h) In the same manner and to the same extent, Licensor will defend and indemnify Licensee for Costs and against Claims arising out of or in connection with allegations of trademark infringement.

         12. Exoneration from Responsibility for Manufacturing Errors

         Neither Licensor nor its employees will have any responsibility for the operation of the manufacturing facilities of Licensee contemplated under this agreement, whether upon the recommendation of Licensor or otherwise.


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         13.  Arbitration

         Any controversy or dispute arising out of or in connection with the Agreement, whether relating to its interpretation, performance, or termination may be submitted to arbitration by any party and if so submitted, will be finally settled by arbitration conducted in accordance with the rules of the American Arbitration Association then in effect. Any such arbitration will take place in New Jersey. The decision of a single arbitrator will be binding and conclusive upon the parties, their successors and assignees, and the parties will comply with such decision in good faith. Judgment upon the decision of the arbitrator may be entered in any court having jurisdiction over the party to be charged. The parties may each seek and the arbitrator may grant in additional to legal remedies equitable remedies (including, without limitation, temporary restraining orders, injunctions, preliminary or permanent and attachments) and each hereby consents to jurisdiction over its legal person in the State and Federal Courts of New Jersey for the purpose of enforcing such orders.

         14. Construction

         This agreement will be construed in accordance with the internal laws of the State of New Jersey.

         15. Independent Contractors

         Nothing contained in this agreement will constitute Licensee the agents or legal representatives of Licensor for any purpose whatsoever. Licensee is an independent contractor with the rights granted hereunder and no others.


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         16. Assignment

         This agreement may not be assigned in whole or in part by Licensee without Licensor's prior written consent and any such purported assignment will be void. Except as expressly provided herein, this agreement will be binding upon and inure to the benefit of the parties hereto, their successors and assigns.

         17. Notices

         All notices, requests, demands and other communications which are required or may be given under this agreement will be in writing and will be deemed to have been given if delivered personally, or sent by facsimile, by certified mail, return receipt requested, postage prepaid and addressed:

If to Licensor to:

                          Mr. Gay A. Mayer
                          MEM Company, Inc.
                          P.O. Box 928
                          Northvale, New Jersey 07647
                          Tel. 201-767-0100
                          Fax. 201-767-0698

with a copy to:

                          Dennis J. Helms, Esq.
                          Mathews, Woodbridge & Collins
                          100 Thanet Circle
                          Suite 306
                          Princeton, New Jersey 08540-3662
                          Tel. 609-924-3773
                          Fax. 609-924-3036



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          If to Licensee:

                          Mr. Fred Pourbaba
                          Filo America
                          10850 Wilshire Boulevard-Suite 550
                          Los Angeles, California 90024
                          Tel. 310-475-7087
                          Fax. 310-475-3025

          with copies to:

                          Courtney Wilson, Esq.
                          Colucci & Umans
                          101 E. 52nd Street
                          New York, New York 10022
                          Tel. 212-935-5700
                          Fax. 212-935-5728

                                      and

                          Ms. Maria A. Metzner
                          Fashion Licensing of America
                          380 Lexington Avenue, Suite 3200
                          New York, New York 10168
                          Tel. 212-370-0770
                          Fax. 212-370-0778

or to such other addresses as may be furnished, from time to time, in writing, by the pates hereto.

         18. Miscellaneous

         (a) This agreement contains all of the understandings of the parties hereto and no provision of this agreement may be modified except in writing signed by the parties hereto.

         (b) The failure of any party to enforce any right hereunder will not be deemed a waiver of any other right, whether of a similar nature or otherwise.


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         (c) If any provision of this agreement is declared void by any arbitrator, court or administrative body of competent jurisdiction, the validity of all other provisions which may nonetheless by given effect will not be affected thereby.

         (d) The headings used in this agreement are for the convenience of the parties and have no legal significance.

         IN WITNESS WHEREOF, the parties hereto have executed this agreement as of the day and year first above written.

ATTEST:                        MEM COMPANY, INC.


Margaret A. Powers             By:  /s/ Gay A. Mayer
------------------------            -----------------------------
                                    Gay A. Mayer
Secretary                            President


[SEAL)


ATTEST:                          FILO AMERICA, INC.


/s/ [illegible]                  By: /s/ Fred Pourbaba
---------------------                --------------------------
Secretary                             Fred Pourbaba

[SEAL]


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                                   SCHEDULE A


1. A cartridge loading razor sold with 3 extra cartridges and marketed as the "English Leather(R) Shaving System"(TM)

2. A 4-pack of cartridges to fit the razor used in the English Leather(R) Shaving System"(TM) and marketed as "English Leather(R) Cartridges"(TM)

3 A shaving brush, stand or holder, and razor handle marketed as the "English Leather(R) Gift Pack"(TM)

4 A 10-pack of disposable razors with twin-bladed heads marketed as the "English Leather(R) Disposable 10-Pack"(TM)

5. A 5-pack of disposable razors with twin-bladed heads marketed as the "English Leather(R) Disposable 5-Pack"(TM)



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                                   SCHEDULE B



Panama

Honduras

Mexico

Nicaragua

Canada


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                                   SCHEDULE C

Country               Registration No.           Class        Expiration Date
-------               ----------------           -----        ---------------

U.S.                         848,350                3               4/30/2008
Panama                        12,125                3               6/24/2000

Honduras (under
license from Cussons)

Mexico                       117,654                3               2/12/2004

Nicaragua                21,602 C.C.                3               6/17/2002

Canada                        125465                3               2/16/2007



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